S.E. Clark & Company, P.C.

Registered Firm: Public Company Accounting Oversight Board

August 30, 2007

U.S. Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re	File No. 000-52556
Card Activation Technologies Inc
Form 8-K, Item 4.01, Filed 08/17/07

Ladies and Gentlemen:

This letter is delivered by S.E. Clark & Company, PC in connection with the filing by Card Activation Technologies Inc with the Securities and Exchange Commission on Form 8-K dated August 17, 2007.

On August 27, 2007 we were notified that the above 8-K had been filed with the SEC.

We have reviewed the contents of Item 4.01 of such Current Report on Form 8-K and agree with the statements contained therein except that we were not engaged to review the interim periods ended December 31, 2006 and March 31, 2007 and accordingly cannot comment whether there are disagreements with accountants or reportable events pertaining to those periods had we reviewed them.

We also cannot comment whether the firm of Jewett, Schwartz, Wolfe & Associates (“JSW”) has been engaged or was consulted prior to engagement since they have not made the prior auditor pre-engagement consultation required by generally accepted auditing standards.

We also disagree with the assertion that we were consulted about the change in auditor prior to the filing of the 8-K and that we did not respond timely. As stated above, we were notified of the filing on August 27, 2007.

Sincerely,

/s/ S.E. Clark & Company, P.C.

744 N. Country Club Road, Tucson, AZ 85716 (520) 323-7774, Fax (520) 323-8174, seclarkcpa@aol.com